Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	($ in millions, except per share amounts)

Railway operating revenues:
Coal	$511	$775	$1,113	$1,437
General merchandise	978	1,458	1,953	2,810
Intermodal	368	532	734	1,018
Total railway operating revenues	1,857	2,765	3,800	5,265

Railway operating expenses:
Compensation and benefits	551	662	1,190	1,367
Purchased services and rents	334	400	689	775
Fuel	153	491	312	895
Depreciation	207	199	414	397
Materials and other (note 1)	144	214	344	454
Total railway operating expenses	1,389	1,966	2,949	3,888

Income from railway operations	468	799	851	1,377

Other income - net	36	46	53	53
Interest expense on debt	113	112	230	221

Income before income taxes	391	733	674	1,209

Provision for income taxes:
Current	85	242	175	402
Deferred	59	38	75	63
Total income taxes	144	280	250	465

Net income	$247	$453	$424	$744

Earnings per share (note 3):
Basic	$0.67	$1.20	$1.14	$1.97
Diluted	$0.66	$1.18	$1.13	$1.94

Weighted average shares outstanding (millions) (notes 2 & 3):
Basic	366.8	375.4	366.5	375.6
Diluted	371.4	383.5	371.3	383.7
See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2009	2008
	($ in millions)

Assets
Current assets:
Cash and cash equivalents	$722	$618
Accounts receivable - net	800	870
Materials and supplies	188	194
Deferred income taxes	136	149
Other current assets	90	168
Total current assets	1,936	1,999

Investments	2,027	1,779

Properties less accumulated depreciation	22,375	22,247

Other assets	295	272

Total assets	$26,633	$26,297

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$945	$1,140
Income and other taxes	159	261
Other current liabilities	240	220
Current maturities of long-term debt	394	484
Total current liabilities	1,738	2,105

Long-term debt	6,688	6,183
Other liabilities	1,902	2,030
Deferred income taxes	6,446	6,372
Total liabilities	16,774	16,690

Stockholders' equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 367,636,640 and 366,233,106 shares,
respectively, net of treasury shares	369	368
Additional paid-in capital	1,741	1,680
Accumulated other comprehensive loss	(922)	(942)
Retained income	8,671	8,501
Total stockholders' equity	9,859	9,607

Total liabilities and stockholders' equity	$26,633	$26,297

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30,
	2009	2008
	($ in millions)

Cash flows from operating activities:
Net income	$424	$744
Reconciliation of net income to net cash provided
by operating activities:
Depreciation	418	402
Deferred income taxes	75	63
Gains and losses on properties	(4)	(22)
Changes in assets and liabilities affecting operations:
Accounts receivable	29	55
Materials and supplies	6	(27)
Other current assets	75	34
Current liabilities other than debt	(319)	(245)
Other - net	(61)	54
Net cash provided by operating activities	643	1,058

Cash flows from investing activities:
Property additions	(566)	(676)
Property sales and other transactions	27	66
Investments, including short-term	(119)	(34)
Investment sales and other transactions	9	251
Net cash used in investing activities	(649)	(393)

Cash flows from financing activities:
Dividends	(250)	(218)
Common stock issued - net	24	177
Purchase and retirement of common stock (note 2)	-	(494)
Proceeds from borrowings - net	990	1,225
Debt repayments	(654)	(1,107)
Net cash provided by (used in) financing activities	110	(417)

Net increase in cash and cash equivalents	104	248

Cash and cash equivalents:
At beginning of year	618	206

At end of period	$722	$454

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$224	$208
Income taxes (net of refunds)	$222	$235

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.    Materials and Other

Second quarter 2009 includes a $21 million favorable adjustment related to settlement of a multi-year state tax dispute.

2.    Stock Repurchase Program

In March 2007, NS' Board of Directors amended the stock repurchase program that was authorized in November 2005 so as to increase the number of shares of NS common stock that may be repurchased from 50 million to 75 million.  In addition, the term of the program was shortened from December 31, 2015 to December 31, 2010.  During the first six months of 2009, NS did not repurchase any shares of common stock.  Since inception of the stock repurchase program in 2006, NS has repurchased and retired 64.7 million shares at a total cost of $3.3 billion.

3.    Earnings Per Share

In the first quarter of 2009, NS adopted the provisions of the Financial Accounting Standards Board Staff Position (FSP) EITF No. 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities," which requires the treatment of unvested stock options receiving dividend equivalents as participating securities in computing earnings per share under the two-class method.  NS has retrospectively applied the provisions of this FSP.  Accordingly, for basic earnings per share, income available to common stockholders for the second quarter 2009 and 2008 reflects a $2 million reduction and for the first six months of 2009 and 2008 a $4 million reduction from net income for the effect of dividend equivalent payments made to holders of stock options.  In addition, for the second quarter and first six months of 2009, diluted earnings per share was calculated under the more dilutive two-class method (as compared to the treasury stock method) and income available to common stockholders reflects a $2 million and $4 million reduction, respectively, from net income for dividend equivalent payments.